EXHIBIT 23.6

Consent of Independent Auditors

We consent to the use of our report dated March 29, 2022, with respect to the consolidated financial statements of SunStrong Capital Holdings, LLC and Subsidiaries as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

January 5, 2023